Exhibit 10.1

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

AGREEMENT entered into as of the 26th day of June, 2012, by and between Vitamin Cottage Natural Food Markets, Inc., a Colorado corporation with its principal place of business located at 12612 West Alameda Parkway in Lakewood, Colorado (the “Company”) and Sandra M. Buffa (“Executive”).

WHEREAS, the Company wishes to employ Executive as its Chief Financial Officer; and

WHEREAS, Executive desires to be employed by the Company for the purpose of serving as its Chief Financial Officer; and

WHEREAS, the Company and Executive desire to make the terms of Executive’s employment clear, by entering into this written employment agreement (the “Agreement”); and

WHEREAS, the parties intend for this Agreement to amend, restate and supersede the current agreement between the parties entered into as of June 2, 2008 (the “2008 Agreement”);

NOW, THEREFORE, in consideration of these premises, the Company and Executive hereby agree as follows:

SECTION I.
AGREEMENT OF THE PARTIES

The Company hereby employs Executive as its Chief Financial Officer.  Executive accepts such employment, and agrees to apply her skill and experience to the performance of her duties and to the business affairs of the Company and its affiliates, and to serve these companies faithfully, diligently and to the best of her ability.

SECTION II.
TERM OF EMPLOYMENT

The Company hereby agrees to continue to employ Executive, and Executive hereby accepts such employment, in each case, on the terms and conditions set forth in this Agreement.  Notwithstanding anything herein to the contrary, Executive’s employment with the Company hereunder will be on an at-will basis.  Except as otherwise provided by applicable law or Section IV, V, VII, VIII, IX, X, XI, and XII of this Agreement, Executive’s employment with the Company may be terminated by Executive or the Company at any time, for any reason or no reason, with or without cause, and with or without notice.

Executive’s tenure under this Agreement is governed by the terms hereof, and the Company’s obligation to pay compensation after Executive’s termination is strictly limited as provided in Sections IV, Voluntary Termination through XII, Other Obligations Upon Termination, and is contingent on Executive’s continued compliance with Sections XIII Confidentiality, XIV Intellectual Property, and XV Covenant Not to Compete, hereof.

SECTION III.
COMPENSATION

Executive shall be compensated as follows:

(a)                                 The Company shall pay Executive compensation for services rendered at the current base annual salary rate of Three Hundred Fifteen Thousand Dollars ($315,000). Said salary shall be reviewed annually by the Company’s Board of Directors and may be changed by action of the Board. However, no increases are guaranteed and may be granted only in the sole discretion of the Board.

(b)                                 Executive shall be eligible to participate in the Company’s annual and long term incentive compensation programs, subject to the terms and provisions of those plans as determined from time to time by the Board of Directors.  The Company reserves the right to reasonably amend or terminate the incentive compensation programs at any time, but Executive shall not be adversely affected by any such amendment or termination with regard to long-term incentive awards granted pursuant to this Agreement.

(c)                                  Subject to the provisions of Paragraph (b) of this Section III, Executive’s target annual bonus shall be 50 percent of base pay.  The bonus shall be paid in quarterly installments, and will be paid if (i) the Company pays a bonus that quarter under its Company-wide incentive plan, and (ii) Executive satisfies individual performance criteria that quarter.  Individual performance criteria shall include the timely and accurate production of various reports, timely filing of accurate reports that include financial statements and other financial information with the Securities and Exchange Commission and other regulatory agencies, and timely delivery of accurate financial information to banks and other third parties and to management.  Bonuses shall be paid on a quarterly basis.

(d)                                 Subject to the completion of an initial public offering of the Company (or any of its affiliates, in which case for purposes of this paragraph (d) such affiliate shall be considered to be the “Company”) (such initial public offering referred to as the “IPO”), Executive shall be entitled to three grants of restricted stock units (the “RSU Grants”) equivalent to a designated percentage (the “Percentage”) of the fully diluted shares of the Company, rounded to the nearest whole share and measured after the completion of the initial public offering and transactions related thereto, such as the recapitalization of Boulder Vitamin Cottage Group, LLC.  For the avoidance of doubt, the Percentages specified below shall be recalculated or otherwise trued-up to take into account any right held by underwriters to acquire additional shares of the Company within a period of time (not to exceed 30 days) following the closing of an IPO.

(1) The first grant shall vest and be payable at the time of the completion of the IPO, and the Percentage of the first grant shall be four tenths of one percent (0.4%).  The first grant (if vested and payable on completion of an IPO) shall be settled 75% in stock of the Company and 25% in cash. Notwithstanding the previous sentences, the first grant shall vest and be payable on the earlier of (i) the sale of outstanding shares by the shareholders of record as of June 2, 2008 to third persons not related directly or indirectly to the Isely family, or (ii) the sale of the majority of assets of the Company to a third party not related directly or indirectly to the Isely family, if either such event occurs prior to an IPO.

(2) The second grant shall vest and be payable in three equal installments on the six, twelve and eighteen month anniversaries of the completion of the IPO.  The Percentage of the second grant shall be four tenths of one percent (0.4%).  The second grant shall be settled in stock of the Company.

(3) The third grant shall vest and be payable if the Company achieves capitalization of $300 million or more (which may occur before and is not contingent on the occurrence of the first two grants), and the Percentage of the third grant shall be four tenths of one percent (0.4%).  The third grant may be settled in cash or stock of the Company, as specified in the award agreement; provided, however, the Executive may elect cash settlement only up to an amount necessary to satisfy Executive’s related tax obligations.

(e)                                  Vesting of the three RSU Grants are further subject to Executive’s continuous employment with the Company at the vesting times specified above.

(f)                                   Executive shall be entitled to participate in all standard employee benefit plans or programs (including the 401 (k) Plan, medical and dental insurance plans, vitamin bucks, and employee discounts) and to receive all benefits and perquisites that are made generally available by the Company to its employees.  However, Executive may participate only if and to the extent permissible under those Company plans or programs, in accordance with the plan or program terms and provisions.  The Company reserves the right to amend or terminate any of its employee benefit plans, programs and perquisites at any time.

(g)                                  The Company will promptly reimburse Executive for reasonable business expenses for travel and entertainment on behalf of the Company or its affiliates, including expenses for approved meals, upon her submission of appropriate receipts and other substantiation of the expenses and business purposes as the Company customarily requires.  Any cost or expenses for Executive’s personal automobile, club dues, home office equipment and other personal items is solely the responsibility of the Executive.

(h)                                 Executive shall be eligible for personal time off of 25 days per year.  Personal time is accumulated each month.  No more than a total of 160 hours of personal time off can be accumulated at any time.  Such personal time off shall be in addition to existing Company holidays offered to all of the Company’s employees as amended from time to time.

SECTION IV.
VOLUNTARY TERMINATION

Executive, upon giving ninety (90) days advance written notice to the Board of Directors of the Company, may terminate her employment under this Agreement. At any time after receipt of such notice, the Company may relieve Executive of her duties prior to the expiration of the ninety (90) days, and in that case shall remain liable to Executive only for compensation as defined in Section III Paragraphs (a) through (g) for the remainder of the ninety (90) day notice period, subject to the provisions of Section XII.  If Executive fails to provide ninety (90) days advance written notice, then all obligations to Executive for salary, benefits, payments or reimbursements (other than customary reimbursable business expenses pursuant to Section III (g)), including any compensation described in Section III Paragraphs (a)-(g), shall cease upon Executive’s resignation.  Notwithstanding the provisions of this Section IV, in no event shall the Company fail to pay Executive for earned and vested incentive compensation under the annual and long term incentive plans Executive may participate in.  Such vested and earned incentive compensation shall be paid under the terms and in the manner provided in these plans. In either case, the Company will comply with the provisions of any Company plan or program required by law, including the provisions of any tax qualified retirement plans maintained by the Company.

SECTION V.
TERMINATION

Executive’s employment hereunder may be terminated by either party at any time and for any or no reason; provided that Executive will be required to give the Company 90 days advance written notice of any resignation of Executive’s employment.  Notwithstanding any other provision of this Agreement, the provisions of Sections VII, VIII, IX, X, XI, and XII shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

SECTION VI.

[intentionally omitted]

SECTION VII.
DEATH DURING THE SEPARATION PERIOD

In the event that Executive dies during the Separation Period (defined in Section X), the Company shall continue to make separation payments to Executive’s estate or beneficiary for the remainder of the Separation Period.  Executive shall not be entitled to any other salary, benefits, payments or reimbursements (other than customary reimbursable business expenses pursuant to Section III (g)), including any compensation described in Section III Paragraphs (a) - (g), except as may be required under the terms of any annual or long term incentive plan Executive may have participated in, any qualified retirement plan, or by law.  If executive dies other than during the Separation Period, all obligations to Executive shall terminate on the last day of the month in which the death or inability to perform occurs.

SECTION VIII.
DISABILITY

If Executive terminates employment due to disability, she shall be entitled to benefits under disability plans maintained by the Company, if any, in accordance with their terms.  Otherwise, the Company’s obligations under this Agreement shall cease, except as may be required under the terms of any annual or long term incentive plan Executive may have participated in, the reimbursement of customary business expenses pursuant to Section III (g), any qualified retirement plan, or by law.

SECTION IX.
TERMINATION FOR CAUSE

The Company may terminate Executive’s employment hereunder at any time, immediately upon notice to Executive, for “cause”, whether or not involving the Company or its customers.  For purposes of this Agreement, “cause” shall mean:

(a)           the willful and continued failure by Executive to perform her material duties with respect to the Company or its affiliates;

(b)           conviction of Executive, or the entering of a plea of nolo contendere by Executive with respect to having committed a felony;

(c)           acts of dishonesty or moral turpitude by Executive that are materially detrimental to the Company;

(d)           commercial use of the Company’s name, trademark(s), service mark(s) or trade name(s) and all variations thereof and marks or names similar thereto now or hereafter owned, licensed or used by the Company, other than in the ordinary course of her duties as an Executive of the Company;

(e)           acts or omissions by Executive which are materially detrimental to the business of the Company, the Company’s interests and/or the Company’s reputation;

(f)            failure of Executive to comply with all material terms and conditions of this Agreement (including, but not limited to, the restrictions contained in Sections XV and XVI hereof); or

(g)           failure by Executive to comply with reasonable and lawful policies of the Company or failure to comply with directives, instructions or agenda of the Chief Executive Officer and/or President.

Such termination shall be effective upon receipt of the notice by Executive.  The written notice shall state, in summary form, the Company’s reasons for the termination.  In the event of a termination for cause pursuant to this Section, Executive shall not be entitled to any further salary, benefits, payments or reimbursements (other than customary reimbursable business expenses pursuant to Section III (g)), including any compensation described in Section III Paragraphs (a) - (g), except as may be required by law under any Company plan or program.

SECTION X.
INVOLUNTARY TERMINATION

The Company may, in its sole discretion, and without cause, terminate Executive’s employment at any time upon written notice to Executive.  In the event of a termination without cause, all salary, benefits, payments or reimbursements (other than customary reimbursable business expenses pursuant to Section III (g)) including any compensation described in Section III Paragraphs (a) - (g) (other than any vested rights under the specific terms and conditions of Company’s annual and long term incentive plans and the Company’s employee benefit plans and program), shall cease upon whatever date is specified in the notice as the effective date of termination (the “Termination Date”).  The Company shall, however, pay to executive separation pay (“Severance”) in an amount equivalent to Executive’s then existing salary rate (as established under Paragraph (a) of Section III of the Agreement), plus 50% of Executive’s target annual bonus as established in Paragraph (c) of Section III, plus additional taxable compensation equal to the then-current cost of twelve months of COBRA continuation coverage.  The Severance shall be paid in equal installments on the Company’s regular payroll dates during the 12 month period following the Termination Date (the “Separation Period”).  Notwithstanding the foregoing:

(a)                                 No Severance shall be payable unless Executive’s termination constitutes a “separation from service” with Company under Internal Revenue Code Section 409A;

(b)                                 For purposes of Section 409A, Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments;

(c)                                  Severance shall be payable only if Executive executes a waiver to be provided by the Company within 90 days after the Termination Date, releasing the Company of all claims Executive has or may have against the Company or its affiliates.  Any payments of Severance attributable to payroll dates during such 90 day period will be suspended and paid (provided a valid waiver is effective and not revoked) on the 90th day after the Termination Date; and

(d)                                 If Executive is a specified employee within the meaning of Section 409A as of the Termination Date, Severance pay may not be made before the date that is six months after the Termination Date.  Any payments of Severance attributable to payroll dates during such six month period will be suspended and paid on the first payroll date following the expiration of the six month period.

SECTION XI.
RESIGNATION OF EXECUTIVE WITH GOOD REASON

Executive’s employment hereunder may be terminated by Executive for Good Reason (as defined below) at any time upon 15 days advance written notice to the Company and after giving the Company a reasonable opportunity during such 15-day period to cure; provided, however, that “Good Reason” shall cease to exist for an event to the extent that Executive shall have either consented, in advance, to such event or to the extent that 90 days shall have elapsed following the initial existence of such event.

(a)                                 For purposes of this Agreement, “Good Reason” shall mean: (1) any material reduction in Executive’s Base Salary; (2) any substantial reduction in Executive’s authority, duties or responsibilities, or (3) any material diminution in Executive’s authority, duties or responsibilities.

(b)                                 If Executive resigns for Good Reason, Executive shall be entitled to receive compensation as outlined in Section X (subject to all conditions and terms of Section X, including the requirement that Executive execute a waiver of claims against the Company or its affiliates).

SECTION XII.
OTHER OBLIGATIONS UPON TERMINATION

If this Agreement is terminated pursuant to Sections IV, VII, VIII, IX, X, or XI, all compensation described in Sections III Paragraphs (a) through (g) shall be paid or otherwise made available to Executive only as specifically provided in the relevant section, and only to the extent permissible under the terms and provisions of any Company policies, plans and programs. In the event Executive retires, resigns, or is terminated from the Company with or without cause, Executive will be deemed to have also resigned from any position held with the Company or one of its affiliates.

SECTION XIII.
CONFIDENTIALITY

Executive will not at any time (whether during or after Executive’s employment with the Company other than in the ordinary course of the Executive’s duties) (1) retain or use for the benefit, purposes or account of Executive or any other person; or (2) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, store site selection, new store openings, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior authorization of the Company.

(a)           “Confidential Information” shall not include any information that is (1) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (2) made legitimately available to Executive without a confidentiality restriction by a third party without breach of any confidentiality obligation of that third party; or (3) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(b)           Except as required by law or upon the filing of this Agreement with the Securities and Exchange Commission, Executive shall not disclose to anyone, other than Executive’s family and legal or financial advisors, the contents of this Agreement; provided that Executive may disclose to any prospective future employer or headhunter the provisions of this Agreement provided they agree to maintain the confidentiality of such terms.

(c)           Upon termination of Executive’s employment with the Company for any reason, Executive shall (1) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (2) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (3) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(d)           Executive expressly agrees that the Severance payable under Section X and XI hereof is payable in consideration of Executive agreeing to the confidentiality provision of this Section XIII.

SECTION XIV.
INTELLECTUAL PROPERTY

If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, during Executive’s employment with the Company, then the Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sub-licensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(a)           The provisions of this Section XIV shall survive the termination of Executive’s employment for any reason.

SECTION XV.
COVENANT NOT TO COMPETE

Executive agrees that during the course of her employment, she will not engage in any business or employment to aid or assist any entity that is in competition with the Company or recruit any employee of the Company for employment with any other entity.  Executive further agrees that she is not and will not become a party to any agreement, contract, arrangement or understanding, whether of employment or otherwise, that would in any way restrict or prohibit her from undertaking or performing her duties in accordance with this Agreement.  Executive further agrees that for a period of one (1) year following the termination of Executive’s employment she will not: (a) work for, engage in, assist with or provide aid to any natural food, vitamin or supplement business which competes directly with the Company or (b) recruit any employee of the Company or its affiliates for employment with any other entity.  In the event of a substantial and material breach of this Agreement by the Company, all provisions of this Section XV, Covenant Not to Compete, which would ordinarily survive Executive’s termination, shall be null and void and unenforceable.

SECTION XVI.
INJUNCTIVE RELIEF

Executive acknowledges that the Company would sustain irreparable harm, not readily susceptible to valuation in monetary damages, if Executive violates any of her obligations under Sections XIII or XV and therefore, agrees that the Company shall be entitled to seek an injunction to be issued by any Federal or State court of competent jurisdiction sitting in the state of Colorado, restraining Executive from committing or continuing any such violation.  Executive hereby submits to the jurisdiction of such courts for the purposes of any actions or proceedings instituted by the Company to obtain such injunctive relief and agrees that process may be served upon Executive by registered mail, addressed to the last known address of Executive, or in any manner authorized by law.

SECTION XVII.
ASSIGNMENT

Except as provided below, rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  Executive acknowledges that her obligations under this Agreement are personal services and, therefore, Executive may not assign her obligations under this agreement.

SECTION XVIII.
ENFORCEMENT OF THE AGREEMENT

Failure of either party to enforce any of the provisions of the Agreement shall not constitute a waiver of rights for that or subsequent breaches.

SECTION XIX.
NOTICE

All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, prepaid and return receipt requested to the other party hereto at his/her or its mailing address as set forth on the signature page of the Agreement.  Either party may change the address to which such communications hereunder shall be sent by sending notice of such change to the other party as provided in this Section.

SECTION XX.
HEADINGS

Headings used in this Agreement are for convenience of reference only and shall not be considered in any interpretation of this Agreement.

SECTION XXI.
ENTIRE AGREEMENT AND MODIFICATION OF AMENDMENT

This Agreement represents the entire and exclusive statement of the agreement of the parties and shall not be altered, modified or amended except by written instrument signed by each of the parties hereto.  Any prior employment/separation agreements and benefit agreements are superseded except to the extent benefits are presently vested by law and plan terms.  Without limiting the foregoing, the parties agree that this Agreement shall supersede and replace the 2008 Agreement in its entirety.

SECTION XXII.
GOVERNING LAW

This Agreement is made and delivered in the State of Colorado, and will be interpreted and enforced so as to remain in compliance with Colorado statues and regulations.  Should any provision of the Agreement in any way contravene the laws of the State of Colorado or of the United States of America, such provision shall not be deemed a part of the Agreement.  However, the Agreement shall otherwise be enforceable.

SECTION XXIII.
DISPUTES

If a dispute or grievance between the parties arises with respect to the obligations of the parties under this Agreement or as a result of the Agreement, other than a dispute under Section XV or XVI, and such dispute or grievance cannot be resolved in an informal fashion, the parties shall submit their dispute to arbitration.  The parties agree that such arbitration shall be held in Denver, Colorado under the rules and procedures of the American Arbitration Association.  If a dispute is submitted to arbitration, a list of 7 regional arbitrators is to be provided to the parties.  The party requesting arbitration shall strike the first name with strikes alternating by the parties until one name is left, and that individual shall serve as arbitrator.  The decision of the arbitrator shall be final and binding upon the parties and may be enforced by a court having jurisdiction thereof.  Each party shall bear its own costs and shall share equally in any administrative fee as well as the arbitrator’s fee, if any, unless otherwise assessed by the arbitrator.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement this 26th day of June, 2012.

Vitamin Cottage Natural Food Markets, Inc.
a Colorado corporation

By:	/s/Kemper Isely
Kemper Isely
Its Co-President

/s/ Sandra M. Buffa
Sandra M. Buffa